                                                                   EXHIBIT 10.15

                                OPTION AGREEMENT

                                   KINGS, INC.
                                  WESTON CENTRE
                                  BOWATER HOUSE
                                68 KNIGHTSBRIDGE
                                 LONDON SW1X7LQ




                                                              September 24, 2002

Pilot Therapeutics, Inc.
101 N. Chestnut Street, Albert Hall
Winston Salem, NC  27101
Attention: Floyd H. "Ski" Chilton III, PhD.
           President, Chief Executive Officer
           and Chief Scientific Officer

                  Re:  Option Agreement

Dear Ski:

                  Kings, Inc. ("Kings") and Pilot Therapeutics, Inc. ("Pilot") acknowledge and agree that Kings has in its possession and/or under its control approximately 900 metric tons of borage seed ("Seed") and/or Seed converted into borage oil ("Oil"). Seed and Oil are collectively referred to herein as "Borage Products". Kings agrees that Pilot shall have the option (the "Option") to purchase all or a portion of the Borage Products from Kings during the period from January 1, 2003 to December 31, 2005 (the "Option Period") by providing written notice (the "Exercise Notice") of Pilot's exercise of the Option to Kings at least ninety days prior to the Borage Products estimated delivery date. The Exercise Notice shall specify the estimated Borage Products delivery date and delivery location. The purchase price for any (i) Seed purchased by Pilot pursuant to an Exercise Notice shall be $2,948 per metric ton and (ii) Oil purchased by Pilot pursuant to an Exercise Notice shall be as calculated in the Agreement for the Supply of Borage and Echium Oil, dated April 14, 2002, between Kings and Pilot (the "Supply Agreement"). All Borage Products delivered by Kings to Pilot pursuant to this Option shall meet the Quality Requirements, as specified in the Supply Agreement.

                  Kings agrees that during the Option Period it shall provide Pilot with written notice of any proposed sale of Borage Products (a "Proposed BP Sale") to a third party (the "Proposed BP Sale Notice"). The Proposed BP Sale Notice shall specify all of the material terms and conditions of the Proposed BP Sale, including, price, quantity and target delivery dates. Pilot shall have the right to advise Kings, in writing, within three business days of Pilot's receipt of the Proposed BP

Sale Notice, that it wants to purchase all or a portion of the Borage Products specified in the Proposed BP Sale Notice on the terms set forth in the Proposed BP Sale Notice (the "Pilot Purchase Notice"). Upon Kings receipt of a Pilot Purchase Notice, Kings (i) shall sell and deliver to Pilot the Borage Products specified by Pilot in the Pilot Purchase Notice and (ii) may sell the Borage Products specified in the Proposed BP Sale Notice not purchased by Pilot to the third party on the same terms and conditions set forth in the Proposed BP Sale Notice within thirty days of the date of the Proposed BP Sale Notice. If Kings does not receive a Pilot Purchase Notice within three business days of Pilot's receipt of a Proposed BP Sale Notice, Kings may sell the Borage Products specified in the Proposed BP Sale Notice to a third party on the same terms and conditions set forth in the Proposed BP Sale Notice within thirty days of the date of the Proposed BP Sale Notice. If Kings does not sell the Borage Products specified in the Proposed BP Sale Notice to a third party within thirty days of the date of the Proposed BP Sale Notice, Kings shall be required to comply with the notice and sale provisions, and Pilot shall have the purchase rights, specified in this paragraph before Kings may sell the Borage Products originally specified in the Proposed BP Sale Notice to a third party.

                  Subject to the immediately preceding paragraph, Pilot agrees that if Pilot has not delivered an Exercise Notice with respect to all Borage Products on or before the last day of the Option Period, (x) this Option shall terminate, on the last day of the Option Period (the "Third Party Permitted Sale Date"), with respect to all Borage Products not subject to a previously delivered Exercise Notice ("Unpurchased Borage Products") and (y) Kings shall have the right, after the Third Party Permitted Sale Date, to sell Unpurchased Borage Products to a third party and have no further obligations to Pilot with respect to Unpurchased Borage Products hereunder.

                  Pilot agrees that it shall not purchase any borage seed and/or borage oil from a third party during the Option Period unless it has delivered to Kings an Exercise Notice with respect to all of the Borage Products remaining in Kings' possession and/or under its control prior to any Pilot purchase of borage seed and/or borage oil from such third party.

                  Pilot and Kings agree that this Option shall replace in its entirety the Purchase Order, dated November 27, 2001, relating to borage seed commitment for future Crossential GLA and borage crop commitment for future Crossential GLA (the "Purchase Order") and the Purchase Order shall be of no further force and effect as of the date hereof.

                  Pilot and Kings agree that any purchase of Borage Products pursuant to this Option shall be made in accordance with the terms and conditions of the Supply Agreement.

                  Please sign in the space indicated below to confirm Pilot's acceptance of the terms of the Option set forth herein.

                                                     Very truly yours,

                                                     KINGS, INC.

                                                     By: /s/ Andrew Hebard
                                                         -----------------------
                                                     Name: Andrew Hebard

ACCEPTED AND AGREED as
         of the 24th day of September 2002.

PILOT THERAPEUTICS, INC.

By:  /s/ Floyd H. Chilton III Ph.D.
     -----------------------------------------
     Name:  Floyd H. "Ski" Chilton III, PhD.
     Title: President, Chief Executive Officer
            and Chief Scientific Officer